Exhibit 22

GUARANTOR SUBSIDIARIES OF QUAD/GRAPHICS, INC.’S
UNSECURED 7.0% SENIOR NOTES DUE MAY 1, 2022

	Name of Subsidiary Guarantor	Jurisdiction of Organization

1.	Child Day Care and Learning Services, LLC	Wisconsin
2.	Quad/Graphics Canada, LLC	Wisconsin
3.	Quad/Med, LLC	Wisconsin
4.	Duplainville Transport, Inc.	Wisconsin
5.	Quad/Air, LLC	Wisconsin
6.	Quad/Greenfield, LLC	Wisconsin
7.	Chemical Research/Technology LLC (formerly Chemical Research/Technology Co.)	Wisconsin
8.	Quad/Graphics Commercial & Specialty LLC	Wisconsin
9.	Quad/Tech, Inc.	Wisconsin
10.	Quad Packaging, Inc. (formerly Proteus Packaging Corporation)	Wisconsin
11.	Quad/Graphics Marketing, LLC	Wisconsin
12.	World Color Capital II, LLC	Delaware
13.	Openfirst, LLC	Delaware
14.	New Electronic Printing Systems, LLC	Delaware
15.	New Diversified Mailing Services, LLC	Delaware
16.	Quad/Graphics Printing LLC (formerly Quad/Graphics Printing Corp.)	Delaware
17.	Quad Logistics Services, LLC	Delaware
18.	Quad/Argentina, Inc.	Delaware
19.	Quad/Brazil, Inc.	Delaware
20.	QG Printing II LLC (formerly QG Printing II Corp.)	Connecticut
21.	Quad Logistics Holdings, LLC	Wisconsin
22.	COPAC Global Packaging, Inc.	Delaware
23.	COPAC, Inc.	South Carolina
24.	Ivie & Associates, LLC	Iowa
25.	Graphic Image, Inc.	Iowa
26.	Greenleaf Advertising & Media, LLC	Texas
27.	Periscope, Inc.	Minnesota
28.	Periscope Canada, Inc.	Minnesota
29.	Anthem Marketing, LLC	Delaware
30.	Quad/Argentina II, LLC	Wisconsin
31.	Rise Interactive Media & Analytics, LLC	Delaware
32.	Proyeccion Industrial S.A. de C.V.	Mexico
33.	Quad/Graphics Mexico D.F., S.A. de C.V.	Mexico
34.	Quad/Graphics Mexico Holding S.A. de C.V.	Mexico
35.	Quad/Graphics Queretaro S.A. de C.V.	Mexico
36.	Reproducciones Fotomecanicas S.A. de C.V.	Mexico